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                                                                      EXHIBIT 4




        This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.








                                  NHP INCORPORATED

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                            1995 INCENTIVE STOCK OPTION PLAN

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                                SUMMARY OF THE PLAN

                           (AS LAST AMENDED MAY 1, 1996)








                                September 11, 1996

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                   SUMMARY OF THE 1995 INCENTIVE STOCK OPTION PLAN

GENERAL INFORMATION REGARDING THE PLAN

     The 1995 Incentive Stock Option Plan of NHP Incorporated (the "Plan") was adopted by the Board of Directors of NHP Incorporated (the "Company") on February 8, 1995 and was thereafter approved by the stockholders of the Company on May 30, 1995. The Plan was amended by the Board of Directors of the Company on May 1, 1996. The Plan provides for the granting of options ("Options") to purchase an aggregate of up to 1,200,000 shares of the Company's common stock, $.01 par value ("Common Stock") subject to adjustment for stock splits and other changes in the Company's capital structure. The Plan is to remain in effect for the granting of options until February 8, 2005 and for the subsequent exercise of Options, unless it is sooner terminated by the Company's Board of Directors.

     The purpose of the Plan is to enable the Company to attract, retain and motivate its employees and other service providers by providing for or increasing their proprietary interests in the Company.

PARTICIPATION

     Options may be granted under the Plan to employees of the Company in the discretion of the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Plan does not limit the number of Options that may be granted to an individual by its terms, but in order to qualify as incentive stock options for federal income tax purposes the aggregate fair market value of Common Stock (determined at the time the option is granted) with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000.

     Shares to be issued upon exercise of an Option under the Plan may be authorized but unissued shares of Common Stock or previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market. Shares reserved under an Option that for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the Plan.

ADMINISTRATION

     The Plan is administered by the Board of Directors which has, pursuant to the terms of the Plan, delegated its responsibilities to the Compensation Committee. The members of the Compensation Committee are appointed by and serve at the discretion of the Board of Directors of the Company and their tenure can be terminated at any time. In its discretion the Board may appoint another and different committee to administer the Plan. The Committee currently consists of Michael R. Eisenson, Herbert G. Winokur, Jr. and John W. Creighton,

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Jr., who are "disinterested persons" within the meaning of applicable regulations. The Compensation Committee, subject to the express provisions of the Plan, shall have authority to select the individuals who receive Options and determine the terms of the Options, including the number of shares of Common Stock subject to an Option, the exercise price of the Options and the term during which the Option shall be in effect.

PROVISIONS OF OPTIONS

     Each Option shall be reflected in an agreement with the optionee (an "Incentive Stock Option Agreement"). The Compensation Committee shall determine the provisions of each such agreement subject to the following:

          (a) The exercise price to be paid for a share of Common Stock shall not be less than 100% of the fair market value of the Common Stock at the time the Option is granted. The exercise price under any Option shall not be less than 110% of the fair market value of the Common Stock at the time the Option is granted if the optionee owns Common Stock possessing more than 10 percent of the total combined voting power of all classes of the Company's stock on the date of grant.

          (b) The term of an Option may not exceed 10 years from the date it is granted. No portion of an Option that is granted to an individual who, at the date of grant, owns Common Stock possessing more than 10% of the total combined voting power of all classes of the Company's stock shall be exercisable after the expiration of five years from the date of grant.

          (c) Except as specifically provided in the Incentive Stock Option Agreement pursuant to which an Option is granted, an Option may not be transferred or assigned, voluntarily, involuntarily or by operation of law (including, without limitation, the laws of bankruptcy, intestacy, decent and distribution or succession), and may be exercised only by the optionee.

          (d) The exercise price of Options must be paid in the form of a good check or in accordance with the terms of any Incentive Stock Option Agreement executed by the optionee.

TERMINATION AND AMENDMENT

     The Board of Directors, in its discretion and at any time, may amend or terminate the Plan; however, no modification or amendment may be made without the approval of the stockholders of the Company if such modification or amendment would increase the maximum aggregate number of shares that may be issued under the Plan. Neither termination of the Plan, nor any modification or amendment thereof, may adversely affect or

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alter any rights or obligation with respect to any Option or Incentive Stock
Option Agreement then in effect, except to the extent that any such action shall be required or desirable (in the opinion of the Company or its counsel) in order to comply with the Internal Revenue Code of 1986, as amended, or any rule or regulation promulgated or proposed thereunder.

     Subject to any required shareholder approval, the number of shares represented by the unexercised portion of an outstanding Option, and the number of shares authorized or reserved for issuance under the Plan, as well as the exercise price of outstanding options, shall be proportionally adjusted for
(a) a division, combination or reclassification of any of the shares of Common Stock or (b) a dividend payable in shares of Common Stock.

TAX CONSEQUENCES

     Options granted under the Plan will be incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"). An employee realizes no income upon the grant of an incentive stock option. An optionee who holds his shares for two years after the grant of the Option and for one year after he receives the shares upon its exercise will not incur any federal income tax liability as a result of the exercise of the Option (except that the spread between the Option exercise price and the fair market value of the Common Stock at the time of exercise will be includable in his alternative minimum taxable income), and he will realize taxable long-term capital gain upon a subsequent sale of his shares at a price greater than the Option price. No deduction will be allowable to the Company for federal income tax purposes in connection with the grant or exercise of an incentive stock option. However, if the optionee sells his shares without complying with the above holding periods, he will have ordinary compensation income in the year of sale equal to the difference between the Option price and the value of the Common Stock when the Option was exercised (or, in certain cases, the sale price, if lower). The Company would be entitled to a federal income tax deduction in the amount of such income.

     The application of the tax law to each individual will vary depending on his own particular circumstances. Each individual should therefore consult his own personal advisor with respect to the tax effects of his exercise of any Option granted under the Plan or his sale or other disposition of any Common Stock acquired upon the exercise of an Option. In addition, Congress is considering changes in the capital gains tax and other matters that might affect the taxation and relative value of these forms of compensation.


  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE AND ADDITIONAL INFORMATION

     The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

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          (a)  The annual report on Form 10-K of the Company filed on March 29,
1996 for the fiscal year ended December 31, 1995 (the "Annual Report") pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

          (c) The description of the Common Stock, par value $.01 per share of the Company (the "Common Stock") contained in the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 7, 1995, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the registration statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     The Company will provide without charge to each optionee under the Plan, upon written or oral request, copies of the foregoing documents, other than exhibits to such documents if such exhibits are not themselves incorporated by reference in such documents. The Company will also provide without charge to each optionee under the Plan who does not otherwise receive such material; copies of all reports, proxy statements and other communications distributed to the Company's security holders generally. Written or telephone requests for any of these documents, or requests for additional information about the Plan or its administrators, should be directed to: NHP Incorporated, 8065 Leesburg Pike, Vienna, Virginia 22182, attention: Joel F. Bonder, Secretary, or call 703-394-2400.


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